Exhibit 99.1

FOR IMMEDIATE RELEASE

MATRIX SERVICE COMPANY ANNOUNCES $13.0 MILLION INCREASE IN

AVAILABILITY UNDER SENIOR CREDIT FACILITIES

TULSA, OK – April 25, 2005 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, announced that under a Letter Agreement to its credit facility dated April 8, 2005, the revolving commitment is increasing from $32.0 million to $35.0 million. The credit facility has been amended and the revolving commitment now bears cash pay interest at a rate of prime plus 1% and accrued interest at 1% escalating fifty basis points monthly until capped at 5.0% after November 30, 2005. The term loan now bears cash pay and accrued interest at these same rates.

Matrix also announced that the amendment has established a $10.0 million Revolving Loan B commitment. The Revolving Loan B commitment bears cash pay interest at prime and expires on October 31, 2005.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information:	Investors:
Les Austin	Trúc N. Nguyen
Vice President Finance and CFO	VP, Investor Relations
Matrix Service Company	Stern & Co.
918/838-8822	212/888-0044
laustin@matrixservice.com	tnguyen@sternco.com